EXHIBIT 10.8
Amendment No. 1
to the
SYBASE, INC. 401(k) PLAN
(October 15, 2004 Restatement)
     Sybase, Inc. (the “Company”), having established the Sybase, Inc. 401(k) Plan (the “Plan”) effective as of January 1, 1987, and amended and restated the Plan on several prior occasions, most recently effective (generally) as of October 15, 2004, hereby again amends the Plan as follows:
     1. Effective January 1, 2006, Section 4.1.2 of the Plan is amended in its entirety to read as follows:
     4.1.2 Maximum Match Amount. The Company’s Chief Executive Officer (in his or her discretion) may determine in writing the maximum amount of the Matching Contribution that may be made on behalf of any Member for any Plan Year under this Section 4.1 and Section 4.1.8(b)(1) (the “Maximum Match Amount”). Effective January 1, 2006, for any Plan Year for which a different dollar amount is not determined by action taken and announced to eligible Members before the Plan Year begins, the Maximum Match Amount for such Plan Year shall be:
     (a) $500 for each Eligible Employee hired during the fourth calendar quarter (i.e., October, November or December) of such Plan Year;
     (b) $1,000 for each Eligible Employee hired during the third calendar quarter (i.e., July, August or September) of such Plan Year;
     (c) $1,500 for each Eligible Employee hired during the second calendar quarter (i.e., April, May or June) of such Plan Year; and
     (d) $2,000 for each Eligible Employee hired during the first calendar quarter (i.e., January, February or March) of such Plan Year or hired in a prior Plan Year.
     (e) For purposes of paragraphs (a)-(d) above, if an Eligible Employee is reemployed after incurring a One-Year Break in Service, his or her Maximum Match Amount shall be determined based on his or her Reemployment Date.
     (f) If an Eligible Employee is reemployed prior to incurring a One-Year Break in Service, his or her Maximum Match Amount shall be the greater of (1) the Maximum Match Amount determined based on his or her Reemployment Date or (2) the Maximum Match Amount determined as if the Eligible Employee had not had a Severance Date.
     (g) Notwithstanding anything stated herein to the contrary, any matching contributions made under the XcelleNet Plan on behalf of any XcelleNet Member which are transferred to such Member’s Matching Account pursuant to the merger of the XcelleNet Plan with and into the Plan shall not be taken into account in applying the Maximum Match Amount.
     2. Effective January 1, 2006, Section 9.2.2 of the Plan is amended in its entirety to read as follows:
     9.2.2 Financial Hardship. For purposes of applying this Section 9.2, a “Financial Hardship” shall be deemed to exist only on account of one or more of the following:
     (a) Expenses for (or necessary to obtain) medical care that would be deductible under Section 213(d) of the Code (determined without regard to whether the expenses exceed 7.5% of adjusted gross income);
     (b) Downpayment and closing costs (excluding mortgage payments) directly related to the purchase of the Member’s principal residence;
     (c) Payment of tuition and related educational fees for up to the next 12 months of post-secondary education for the Member or his or her spouse, children or dependents (within the meaning of Section 152 of the Code, and for taxable years beginning on or after January 1, 2005, determined without regard to Section 152(b)(1), b(2) and (d)(1)(B) of the Code);
     (d) Payments necessary to prevent the eviction of the Member from his or her principal residence or foreclosure on the mortgage of or deed of trust on the Member’s principal residence;
     (e) Funeral or burial expenses incurred by the Member by reason of the death of a parent, spouse, children or dependents (within the meaning of Section 152 of the Code, and for taxable years beginning on or after January 1, 2005, determined without regard to Section 152(d)(1)(B) of the Code);
     (f) Expenses for the repair of damage to the Member’s principal residence that would qualify for the casualty deduction under section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).
     (g) Expenses incurred by the Member as the result of a natural disaster or his or her having been the victim of a felony; or
     (h) Such other expenses as may be permitted under published documents of general applicability as provided under Treas. Reg. § 1.401(k)-1(d)(3)(v).
     3. Effective March 28, 2005, Section 8.3 of the Plan is amended in its entirety to read as follows:
     8.3 Consent Requirement. If the balance credited to a Member’s Account (to the extent vested) exceeded the Limit as of the Valuation Date that next preceded the date of the distribution, no portion of the Member’s Account shall be distributed before the Member attains (or in the event of his or her death would have attained) Normal Retirement Age, unless the Member or (if the Member is deceased and the Beneficiary is his or her surviving spouse) the Member’s Beneficiary has consented in writing to receive an earlier distribution. For purposes of applying this Section 8.3 and Section 8.6.4, the term “Limit” means $1,000.
     In Witness Whereof, Sybase, Inc., by the officer identified below, has executed this Amendment No. 1 the Sybase, Inc. 401(k) Plan on the date indicated below.

SYBASE, INC.

By: /S/ Nita Whity-Ivy

Title: VP WW Human Resources

Dated: December 22, 2005

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